UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2012

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the regular, annual review of our executive officer compensation, on February 23, 2012, a new base salary of $315,000 was approved for Mr. Anthony D. Somma, our Senior Vice President, Chief Financial Officer and Treasurer, and a new base salary of $290,000 was approved for Mr. James J. Ludwig, our Executive Vice President, Public Affairs and Consumer Services.

On February 23, 2012, long-term compensation targets were also approved for our executive officers. The long-term compensation targets for Messrs. Ruelle, Sterbenz, Somma, Ludwig, and Irick consist of 59,400, 30,700, 15,700, 12,800, and 13,000 restricted share units, respectively. Our average common stock price for the thirty-day period ended December 31, 2011 was used to determine the number of restricted share units. In the case of each officer, half of the long-term compensation consists of time-based restricted share units that vest on January 1, 2015, contingent upon the officer’s continuing service through such date. The other half of the target long-term compensation consists of a number of performance-based restricted share units that vest on January 1, 2015, contingent upon relative shareholder return performance from January 1, 2012 through December 31, 2014. The officer will not receive any portion of the performance based target if our total shareholder return is less than 25% of the total shareholder return for the peer group, and the officer can receive between 25% and 200% of the target award if our total shareholder return is at least 25% and up to 90% or more of the total shareholder return for the peer group. Vesting is subject to the officer’s employment with us continuing uninterrupted through the vesting date, except that a prorated portion of the award will vest if the officer’s employment terminates on account of death, disability or qualifying retirement. The foregoing is qualified in its entirety by reference to the form of restricted share unit award documents filed as Exhibits 10(aq) and 10(ar), respectively, to our Annual report on Form 10-K filed on February 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westar Energy, Inc.

Date: February 24, 2012	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel
and Corporate Secretary